Filed pursuant to Rule 424(b)(5)

Registration File No. 333-283284

Prospectus Supplement

(to Prospectus Supplement dated December 19, 2024

to Prospectus dated November 26, 2024)

Up to $14,275,000

Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated November 26, 2024 (the “Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-283284), as previously supplemented by our prospectus supplement, dated December 19, 2024 (the “Prior Supplement” and together with the Prospectus, the “Prior Prospectus”), relating to the offer and sale of shares of our common stock having an aggregate offering price of up to $4,750,000 pursuant to the terms of an At the Market Sales Agreement, dated December 19, 2024 (the “Sales Agreement”), with A.G.P./Alliance Global Partners (“A.G.P.”). This Prospectus Supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to amend the Prior Prospectus to increase the maximum amount of shares that we are eligible to sell under our Registration Statement pursuant to the Sales Agreement under General Instruction I.B.6 of Form S-3. As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $14,275,000 from time to time through A.G.P. In the event that we may sell additional amounts under the Sales Agreement in accordance with General Instruction I.B.6, we will file another prospectus supplement prior to making such additional sales. This Prospectus Supplement amends and/or supplements only those sections of the Prior Prospectus as listed in this Prospectus Supplement, and all other sections of the Prior Prospectus remain as is.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements. Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AIRE.” The last sale price of our common stock, as reported on Nasdaq on December 26, 2024, was $3.58 per share.

As of December 27, the aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the price at which the common equity was last sold on December 26, 2024 of $3.58, was $42,841,079.56, based on 45,864,503 shares of outstanding common stock as of December 27, 2024, of which 11,966,782 shares were held by non-affiliates. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. During the 12 calendar months prior to and including the date of this Prospectus Supplement, we have sold no securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of the Prior Supplement and the risk factors incorporated by reference into this Prospectus Supplement and the Prior Prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this Prospectus Supplement is December 27, 2024